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                                                                    EXHIBIT 11.4

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS(LOSS)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                (Dollars in thousands, except per share amounts)

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
                                                                 Number of          Percent
                                                                  Shares          Outstanding         Equivalent Shares
                                                                 ---------        -----------         -----------------
Prior to Initial Public Offering
  1997 Common Stock Offering                                           639           100.00%                         639

After Initial Public Offering
  1998 Common Stock Offering                                    15,000,000           100.00%                  15,000,000
  Preferred Stock Converted to Common Stock                     60,511,692           100.00%                  60,511,692
  1999 Common Stock Offering                                    21,041,100            59.98%                  12,620,384
  Treasury Shares                                                  (37,968)           79.86%                     (30,320)
  Warrants Exercised                                               540,807            46.78%                     252,975
  Stock Options Exercised                                          116,397            27.51%                      32,019
  Employee Stock Discount Purchase Plan Shares Issued              124,586            76.98%                      95,912
                                                                                                       -----------------
  WEIGHTED AVERAGE SHARES OUTSTANDING                                                                         88,483,301

  NET LOSS APPLICABLE TO COMMON STOCK                                                                  $    (154,775,000)

  NET LOSS PER SHARE, BASIC AND DILUTED                                                                $           (1.75)
                                                                                                       =================
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